As filed with the Securities and Exchange Commission on August 23, 2005
                                                     Registration No. 333-126108

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                         Post-Effective Amendment No. 1
                                       To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act Of 1933

                           -------------------------

                               GSE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
           Delaware                                   52-1868008
  (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)              Identification Number)
                              9189 Red Branch Road
                               Columbia, MD 21045
                                 (410) 772-3500
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 John V. Moran
                            Chief Executive Officer
                               GSE Systems, Inc.
                              9189 Red Branch Road
                               Columbia, MD 21045
                                 (410) 772-3500
                              Fax: (410) 772-3599
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                           -------------------------

                                    Copy to:

                             Robert J. Hasday, Esq.
                                Duane Morris LLP
                              380 Lexington Avenue
                               New York, NY 10168
                                 (212) 692-1000
                              Fax: (212) 692-1020



     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                           -------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                                Explanatory Note

This Post-Effective Amendment No. 1 is being filed for the purpose of updating the "Where You Can Find More Information" and "Risk Factors" sections of the prospectus included in Registrant's initial Registration Statement on Form S-3 (File No. 333-126108).


The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange
Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 23, 2005

PROSPECTUS


                               GSE SYSTEMS, INC.

                        1,503,030 Shares of Common Stock


     We have prepared this prospectus to allow Dolphin Direct Equity Partners, L.P., the selling stockholder, to sell up to 1,503,030 shares of our common stock issuable upon conversion of a senior subordinated secured convertible note or exercise of a warrant issued to the selling stockholder by us. We will not receive any proceeds from shares of common stock sold by the selling stockholder.

     The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is listed on the American Stock Exchange under the symbol "GVP." On August 22, 2005, the closing sale price of the common stock on the American Stock Exchange was $1.65.


     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is August , 2005


                               TABLE OF CONTENTS
                                                                            Page
THE COMPANY....................................................................3
RISK FACTORS...................................................................3
THE FINANCING..................................................................7
SELLING STOCKHOLDER............................................................9
USE OF PROCEEDS...............................................................10
PLAN OF DISTRIBUTION..........................................................10
LEGAL MATTERS.................................................................12
EXPERTS.......................................................................12
WHERE YOU CAN FIND MORE INFORMATION...........................................12

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

               Special Note Regarding Forward-Looking Statements

     This prospectus contains "forward-looking" statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate," "believe," "plan," "expect" and similar expressions have been used to identify these forward-looking statements. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to risks and uncertainties, including those listed under "Risk Factors," which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                                  THE COMPANY

     GSE Systems, Inc. ("GSE Systems," "GSE," the "Company," or "we" or "us") is a leader in real-time, high fidelity simulation. The Company provides simulation solutions and services to the nuclear and fossil electric utility industry, the chemical and petrochemical industries and to the US Military Complex. In addition, the Company provides plant monitoring and signal analysis monitoring and optimization software primarily to the power industry. Our executive offices are located at 9189 Red Branch Road, Columbia, Maryland 21045. Our telephone number is (410) 772-3500. We maintain a Web site at http://www.gses.com. Nothing contained in such Web site should be deemed a part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     The Company has limited cash resources. If the Company is unable to generate adequate cash flow from operations, it will need additional capital to fund its operations.

     For the years ended December 31, 2003 and 2002, the Company experienced net losses from continuing operations of $1.9 million and $4.3 million, respectively, and had only $82,000 of income from continuing operations for the year ended December 31, 2004. The Company also had a net loss of $1.6 million for the first six months of fiscal 2005. The Company's backlog has decreased from $30.4 million at December 31, 2003 to $19.6 million at December 31, 2004 and $14.7 million at June 30, 2005. The Company has cash available through a credit facility of $1.5 million, of which $725,000 had been utilized at June 30, 2005. In addition, as described herein, the Company recently issued and sold to an investor a senior subordinated secured convertible note of the Company and a warrant to purchase shares of our common stock for an aggregate purchase price of $2,000,000. However, if the Company's income from continuing operations does not improve, it may need additional capital to fund its operations. If adequate funds are not available, GSE may be required to curtail its operations.

     The Company is controlled by the Company's principal stockholder, whose interests may not be aligned with those of the Company's other stockholders.

     As of August 23, 2005, GP Strategies Corporation ("GP Strategies") owns approximately 57% of GSE's outstanding common stock. Accordingly, GP Strategies controls the Company's business and affairs, including the election of individuals to the board of directors, and the outcome of actions that require stockholder approval including mergers, sales of assets, and to prevent, or to cause, a change of control of the Company.

     On January 1, 2004, the Company entered into a Management Services Agreement with GP Strategies Corporation in which GP Strategies agreed to provide corporate support services to GSE, including accounting, finance, human resources, legal, network support and tax. In addition, GSE uses General Physics' financial system. (General Physics is a GP Strategies subsidiary.) In 2004, GSE was charged $685,000 for General Physics' services. The agreement has been extended through December 31, 2005 without an increase in the fee. The agreement can be renewed for successive one-year terms.

     In addition, the Company does not have an independent credit facility; instead, $1.5 million of General Physics' available credit facility has been carved out for use by the Company.

     The Company's principal stockholder intends to spin-off its interest in the Company.

     On June 21, 2005, GP Strategies announced that it intends to spin-off its interest in the Company through a special dividend to GP Strategies' stockholders. The Company's business has historically relied on GP Strategies for various services, including the provision of a portion of General Physics' available credit facility, as described above. GP Strategies may be less willing to provide assistance or services to the Company after the spin-off.

     The Company's expense levels are based upon its expectations as to future revenues, so it may be unable to adjust spending to compensate for a revenue shortfall. Accordingly, any revenue shortfall would likely have a disproportionate effect on the Company's operating results.

     The Company's revenues were $29.5 million and $25.0 million in 2004 and 2003, respectively, and $13.0 million for the six months ended June 30, 2005. The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of new products and enhancements by the Company and its competitors, and fluctuating foreign economic conditions. Since the Company's expense levels are based in part on its expectations as to future revenues and includes certain fixed costs, the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and such revenue shortfalls would likely have a disproportionate adverse effect on operating results. The Company believes that these factors may cause the market price for its common stock to fluctuate, perhaps significantly. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. The Company's common stock has also experienced a relatively low trading volume, making it further susceptible to extreme price fluctuations.

       Risk of International Sales and Operations.

     Sales of products and the provision of services to end users outside the United States accounted for approximately 65.1% of the Company's consolidated revenue in 2004. The Company anticipates that international sales and services will continue to account for a significant portion of its revenue in the foreseeable future. As a result, the Company may be subject to certain risks, including risks associated with the application and imposition of protective legislation and regulations relating to import or export (including export of high technology products) or otherwise resulting from trade or foreign policy and risks associated with exchange rate fluctuations. Additional risks include potentially adverse tax consequences, tariffs, quotas and other barriers, potential difficulties involving the Company's strategic alliances and managing foreign sales agents or representatives and potential difficulties in accounts receivable collection. The Company currently sells products and provides services to customers in emerging market economies such as Russia, Ukraine, Bulgaria, and the Czech Republic. Although end users in the Ukraine accounted for 20.7%, 28.7%, and 22.8% of the Company's consolidated revenue in 2004, 2003, and 2002, respectively, GSE's customer for these projects was Battelle's Pacific Northwest National Laboratory, which is the purchasing agent for the U.S. Department of Energy ("DOE"). The DOE provides funding for various projects in Eastern and Central Europe. Accordingly, the Company is not subject to the political and financial risks that are normally faced when doing business in the Ukraine. The Company has taken steps designed to reduce the additional risks associated with doing business in these countries, but the Company believes that such risks may still exist and include, among others, general political and economic instability, lack of currency convertibility, as well as uncertainty with respect to the efficacy of applicable legal systems. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company relies on one customer for a substantial portion of its revenue. The loss of this customer would have a material adverse effect upon the Company's revenues and results of operations.

     For the years ended December 31, 2004, 2003, and 2002, one customer (Battelle's Pacific Northwest National Laboratory) accounted for approximately 24.0%, 28.7%, and 22.8%, respectively, of the Company's consolidated revenue. The Pacific Northwest National Laboratory is the purchasing agent for the DOE and the numerous projects the Company performs in Eastern and Central Europe. If the Company lost this customer, the Company's revenue and results of operations would be materially and adversely affected.

     The Company's business is substantially dependent on sales to the nuclear power industry. Any disruption in this industry would have a material adverse effect upon the Company's revenue.

     In 2004, 85% of our revenue was from customers in the nuclear power industry. The Company will continue to derive a significant portion of its revenue from customers in the nuclear power industry for the foreseeable future. The Company's ability to supply nuclear power plant simulators and related products and services is dependent on the continued operation of nuclear power plants and, to a lesser extent, on the construction of new nuclear power plants. A wide range of factors affect the continued operation and construction of nuclear power plants, including the political and regulatory environment, the availability and cost of alternative means of power generation, the occurrence of future nuclear incidents, and general economic conditions.

     The Company's available credit facility imposes significant operating and financial restrictions, which may prevent it from capitalizing on business opportunities.

     GSE's  available  credit  facility,  which has been  carved  out of General
Physics' credit facility, imposes significant operating and financial restrictions. These restrictions affect, and in certain cases limit, among other things, the Company's ability to:

* incur additional indebtedness and liens;

* make capital expenditures;

* make investments and acquisitions and sell assets; and

* consolidate, merge or sell all or substantially all of its assets.

     At June 30, 2005, the Company was not in compliance with its debt service coverage ratio. The Company obtained a letter dated August 4, 2005 in which the lender has agreed to forebear from exercising its rights under the credit agreement against the Company and other borrowers with respect to this event of default until the Company has delivered to the lender the Company's financial statements for the year ending December 31, 2005. Borrowings outstanding under this arrangement are guaranteed by GP Strategies.

     There can be no assurance that these restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of stockholders.

     The  Company  is   dependent  on  product   innovation   and  research  and
development, which costs are incurred prior to revenues for new products and improvements.

     The Company believes that its success will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer needs. The Company's product development activities are aimed at the development and expansion of its library of software modeling tools, the improvement of its display systems and workstation technologies, and the advancement and upgrading of its simulation technology. The life cycles for software modeling tools, graphical user interfaces, and simulation technology are variable and largely determined by competitive pressures. Consequently, the Company will need to continue to make significant investments in research and development to enhance and expand its capabilities in these areas and to maintain its competitive advantage. There can be no assurance that the Company will have the financial resources to support such investments.

     The Company relies upon its intellectual property rights for the success of its business; however, the steps it has taken to protect its intellectual property may be inadequate.

     Although the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are important to establishing and maintaining a technological leadership position, the Company's business depends, in part, on its intellectual property rights in its proprietary technology and information. The Company relies upon a combination of trade secret, copyright, patent and trademark law, contractual arrangements and technical means to protect its intellectual property rights. The Company enters into confidentiality agreements with its employees, consultants, joint venture and alliance partners, customers and other third parties that are granted access to its proprietary information, and limits access to and distribution of its proprietary information. There can be no assurance, however, that the Company has protected or will be able to protect its proprietary technology and information adequately, that the unauthorized disclosure or use of the Company's proprietary information will be prevented, that others have not or will not develop similar technology or information independently, or, to the extent the Company owns patents, that others have not or will not be able to design around those patents. Furthermore, the laws of certain countries in which the Company's products are sold do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

     The  industries  in  which  GSE  operates  are  highly  competitive.   This
competition may prevent the Company from raising prices at the same pace as its costs increase.

     The Company's businesses operate in highly competitive environments with both domestic and foreign competitors, many of whom have substantially greater financial, marketing and other resources than the Company. The principal factors affecting competition include price, technological proficiency, ease of system configuration, product reliability, applications expertise, engineering support, local presence and financial stability. The Company believes that competition in the simulation fields may further intensify in the future as a result of advances in technology, consolidations and/or strategic alliances among competitors, increased costs required to develop new technology and the increasing importance of software content in systems and products. As the Company's business has a significant international component, changes in the value of the dollar could adversely affect the Company's ability to compete internationally.

     GSE will continue to pursue new acquisitions and joint ventures, and any of these transactions could adversely affect its operating results or result in increased costs or other problems.

     The Company intends to continue to pursue new acquisitions and joint ventures, a pursuit which could consume substantial time and resources. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. The Company may also encounter substantial unanticipated costs or other problems associated with the acquired businesses. The risks inherent in this strategy could have an adverse impact on the Company's results of operation or financial condition. There can be no assurance that the Company will have the financial resources to fulfill its strategy.

     The nuclear power industry, the Company's largest customer group, is associated with a number of hazards which could create significant liabilities for the Company.

     The Company's business could expose it to third party claims with respect to product, environmental and other similar liabilities. Although the Company has sought to protect itself from these potential liabilities through a variety of legal and contractual provisions as well as through liability insurance, the effectiveness of such protections has not been fully tested. Certain of the Company's products and services are used by the nuclear power industry primarily in operator training. Although the Company's contracts for such products and services typically contain provisions designed to protect the Company from potential liabilities associated with such use, there can be no assurance that the Company would not be materially adversely affected by claims or actions which may potentially arise.

     The terms of our recent financing may require us to issue an indeterminate number of shares of our common stock and restrict us from taking certain actions.

     As described in "The Financing," below, we have recently issued and sold to an investor a senior subordinated secured convertible note of the Company and a warrant to purchase shares of our common stock. The note is convertible, in part or in whole, into shares of our common stock based on a conversion price of $1.925. However, the conversion price, and thus the number of shares into which the note may be converted, is subject to adjustment if we issue or sell certain shares of common stock or convertible securities for a consideration per share less than the then effective conversion price, in which case the conversion price will be reduced to an amount equal to the consideration per share in such new issuance. The exercise price of the warrant, but not the number of shares for which it is exercisable, is similarly subject to adjustment.

     In addition, under the terms of the financing, while the note is outstanding, the Company may not, among other things, (i) acquire, sell or otherwise transfer any material assets or rights of the Company or a subsidiary, or enter into any contract or agreement relating to the sale of assets, which is not consummated pursuant to an arms length transaction, (ii) enter into any contract, agreement or transaction with any officer, director, stockholder or affiliate of the Company or a subsidiary other than ordinary course transactions that are consistent with past practice and pursuant to arms length terms, (iii) pay or declare any dividend or make any distribution upon, redeem, retire or repurchase or otherwise acquire, any shares of capital stock or other securities of the Company or a subsidiary, other than certain dividends currently owed to ManTech International Corp., (iv) materially change the Company's or any subsidiary's line of business as currently conducted, or (v) incur any additional indebtedness senior to the note. Furthermore, the note and the warrant each prevent the Company from engaging in any fundamental transaction (such as a merger, consolidation, or sale of the Company) while it is outstanding, unless the successor assumes in writing all of the obligations of the Company under it and, the successor is a publicly traded company with common stock traded on the Amex, Nasdaq, or the New York Stock Exchange.

                                 THE FINANCING

     On May 26, 2005, the Company issued and sold to Dolphin Direct Equity Partners, L.P. (the "Investor"), for an aggregate price of $2,000,000, a senior subordinated secured convertible note of the Company in the aggregate principal amount of $2,000,000 (the "Note") and a warrant (the "Warrant") to purchase 380,952 shares (the "Warrant Shares") of our common stock, pursuant to a Senior Subordinated Secured Convertible Note and Warrant Purchase Agreement, dated as of May 26, 2005 (the "Agreement"). We refer to this transaction as the "Financing." Our board of directors approved the Financing on May 19, 2005.

     Our common stock is listed on the American Stock Exchange (the "Amex"), and we are therefore subject to the Amex's rules. Under Section 713 of the Amex Company Guide, companies with securities listed on the Amex must obtain stockholder approval before the sale, issuance, or potential issuance of their common stock, or securities convertible into their common stock, in connection with a transaction other than a public offering, equal to 20% or more of their outstanding common stock, for less than the greater of book or market value of their common stock.

     The Note is convertible, in part or in whole, into shares of our common stock based on a conversion price of $1.925. However, the conversion price, and thus the number of shares into which the Note may be converted, is subject to adjustment. Under these adjustment provisions, it is possible that we would be required to issue, upon conversion of the Note (when aggregated with the number of shares of our common stock issued upon exercise of the Warrant), 20% or more of the outstanding shares of our common stock on May 26, 2005 for less than the greater of book or market value of our common stock. Accordingly, under the Amex's rules, we are required to obtain stockholder approval for any such issuance.

     Under the terms of the Agreement and Note, notwithstanding the adjustment provisions of the Note, the number of shares of our common stock actually issued or issuable on conversion of the Note, when aggregated with the number of shares of our common stock actually issued upon exercise of the Warrant, will not exceed 19.99% of the outstanding shares of our common stock on May 26, 2005 (the "Conversion Share Limit"). However, the Note provides that the Conversion Share Limit will terminate upon the effectiveness of the consent to the transaction by stockholders holding a majority of the outstanding shares of our common stock, in compliance with the stockholder approval requirements of the Amex.

     On May 19, 2005, we obtained the written consent (the "Majority Consent") of GP Strategies, as holder of a majority of the outstanding shares of our common stock. In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the effectiveness of the Majority Consent, and the termination of the Conversion Share Limit, became effective on July 1, 2005 (the day following the twentieth day after an Information Statement on Schedule 14C was mailed to our stockholders). No other approval is necessary or will be sought.

     The following is a summary of the terms of the Financing.

     The Agreement. On May 26, 2005, pursuant to the Agreement, we issued the Note and the Warrant to the Investor for an aggregate purchase price of $2,000,000, less certain fees we agreed to pay. Of such purchase price, $500,000 was placed in escrow until the termination of the Conversion Share Limit. If the Conversion Share Limit has not been terminated by the 75th day after the closing date, the Agreement provides that such $500,000 will be paid to the Investor.

     Under the Agreement, we have agreed, among other things, not to, and to cause our subsidiaries not to, while the Note is outstanding, (i) acquire, sell or otherwise transfer any material assets or rights of the Company or a subsidiary, or enter into any contract or agreement relating to the sale of assets, which is not consummated pursuant to an arms length transaction, (ii) enter into any contract, agreement or transaction with any officer, director, stockholder or affiliate of the Company or a subsidiary other than ordinary course transactions that are consistent with past practice and pursuant to arms length terms, (iii) pay or declare any dividend or make any distribution upon, redeem, retire or repurchase or otherwise acquire, any shares of capital stock or other securities of the Company or a subsidiary, other than certain dividends currently owed to ManTech International Corp., or (iv) materially change the Company's or any subsidiary's line of business as currently conducted.

     We have agreed to file with the Securities and Exchange Commission (the "Commission"), within 30 days of the closing of the Financing, the registration statement of which this prospectus is a part, to cover the resale by the Investor of all shares of common stock issuable pursuant to the Note or the Warrant. We have also agreed to use our best efforts to have the registration statement declared effective by the Commission as soon as possible thereafter, but in no event later than 90 days after the closing of the Financing, and to keep the registration statement effective thereafter until all such securities have been sold or can be sold without most restrictions. If we do not meet the deadlines for filing and effectiveness of the registration statement, we will be required to pay Investor 2% of the outstanding principal of the Note for each 30-day period we are late. We have also agreed to provide piggyback registration rights if at any time there is not an effective registration statement covering the resale by the Investor of all shares of common stock issuable pursuant to the Note or the Warrant.

     Note. The Note is in the principal amount of $2,000,000 and matures on March 31, 2009. The Note initially bears interest at the rate of 8% per annum. Interest is payable in arrears on the last day of each calendar quarter and all principal and accrued interest is payable upon maturity. The interest rate will decrease, for each quarter during which the registration statement registering the shares of common stock into which the Note is convertible is in effect, by 2% per annum for each 25% increment over the conversion price then in effect achieved by our stock price.

     The Note is convertible, in part or in whole, into a number of shares of our common stock equal to the principal and interest of the Note being converted divided by an initial conversion price of $1.925. However, if we issue or sell any shares of common stock or securities exercisable or exchangeable for or convertible into common stock (excluding certain shares, including shares issued to the Investor, under certain employee benefit plans or pursuant to outstanding options or convertible securities) for a consideration per share less than the then effective conversion price, then the conversion price will be reduced to an amount equal to the consideration per share in such new issuance. The conversion price will also be appropriately adjusted upon any stock split, stock dividend, recapitalization, combination, or similar transaction. Notwithstanding such adjustment provision, the number of shares of common stock actually issued on conversion of the Note will be limited by the Conversion Share Limit until the effectiveness of the Majority Consent on the day following the twentieth day after an Information Statement on Schedule 14C is mailed to our stockholders. If we fail to issue a certificate for the shares into which the Note has been converted within three days of such conversion, we will be required to pay, for each day we are late, an amount equal to 1% of the product of number of shares to which the Investor is entitled and the closing price of our common stock on the last day we could have delivered such certificate.

     Events of default under the Note include, among other things, and with certain cure periods, the suspension of trading or failure of our common stock to be listed on one of certain markets, failure to comply with certain agreements with Investor (such as a failure to comply with the conversion provisions of the Note, a failure to have sufficient shares authorized for conversion, and a failure to pay principal or interest or other amount when due), failure to pay material indebtedness, and bankruptcy. Upon and during the continuance of an event of default of the Note, the interest rate will increase to 24%. The holder of the Note may require us to redeem all or any portion of the Note upon an event of default for a price equal to the greater of the amount of the principal and interest of the note to be redeemed or the product of the number of shares of common stock into which such principal and interest is convertible multiplied by the closing trading price of the common stock immediately prior to th e event of default.

     The holder of the Note will be entitled to participate in any pro rata issuance or sale of securities to our stockholders to the extent that the holder would have been able to participate if the Note had been converted to common stock in its entirety prior to such issuance.

     We are prevented, under the terms of the Note, from engaging in any fundamental transaction (such as a merger, consolidation, or sale of the Company) unless the successor assumes in writing all of the obligations of the Company under the Note and the successor is a publicly traded company with common stock traded on the Amex, Nasdaq, or the New York Stock Exchange.

     The Note ranks senior to all other indebtedness of the Company other than debt connected with our senior credit agreement (or any refinancing thereof) and our obligation to repay GP Strategies for payments made by GP Strategies pursuant to its guaranty of our senior credit agreement debt, to which the Note is expressly junior, and certain capitalized leases and contingent obligations. We are prohibited from incurring any additional indebtedness senior to the Note while the Note is outstanding. The ranking is effectuated by a subordination agreement between our senior lender, the Investor, and us.

     Warrant. The Warrant is exercisable for 380,952 Warrant Shares, and the initial exercise price is $2.22 per Warrant Share. The exercise price of the Warrant must be paid in cash, except that if a registration statement is not available for the resale of Warrant Shares, the holder may make a "cashless exercise" of the Warrant. The Warrant expires on the seventh anniversary of its issuance.

     If we issue or sell any shares of common stock or securities exercisable or exchangeable for or convertible into common stock (excluding certain shares, including shares issued to the Investor, under certain employee benefit plans or pursuant to outstanding options or convertible securities) for a consideration per share less than the then effective exercise price, then the exercise price will be reduced to an amount equal to the consideration per share in such new issuance, without adjustment to the number of Warrant Shares issuable on exercise. The exercise price and number of Warrant Shares will also be appropriately adjusted upon any dividend or distribution of assets (including any distribution of cash, securities or other property by way of dividend, spin-off, reclassification, or similar transaction) and upon any stock split, recapitalization, combination, or similar transaction. If we fail to issue a certificate for the shares for which the Warrant has been exercised within three days of such conversion, we will be required to pay, for each day we are late, an amount equal to 1% of the product of number of shares to which the Investor is entitled and the closing price of our common stock on the last day we could have delivered such certificate.

     The holder of the Warrant will be entitled to participate in any pro rata issuance or sale of securities to our stockholders to the extent that the holder would have been able to participate if the Warrant had been exercised in its entirety prior to such issuance.

     We are prevented, under the terms of the Warrant, from engaging in any fundamental transaction (such as a merger, consolidation, or sale of the Company) unless the successor assumes in writing all of the obligations of the Company under the Warrant and the successor is a publicly traded company with common stock traded on the Amex, Nasdaq, or the New York Stock Exchange.

     Security. We have granted the Investor a second priority lien on all of our and our subsidiaries' assets.

                              SELLING STOCKHOLDER

     The shares of common stock being offered by the selling stockholder are issuable upon conversion of the Notes or upon exercise of the Warrant. For additional information regarding the issuance of the Note and Warrant, see "The Financing" above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Note and Warrant, the selling stockholder has not had any material relationship with us within the past three years.

     The table below lists the following information regarding the beneficial ownership of the shares of common stock by the selling stockholder, to our knowledge:

* the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the Note and Warrant, as of August 23, 2005, assuming conversion in full of the Note and exercise in full of the Warrant on that date, without regard to the Conversion Share Limit;

*    the number of shares of common stock being offered through this prospectus;
     and

* the number and percentage of our outstanding shares of common stock to be beneficially owned by the selling stockholder after the sale of common stock being offered through this prospectus.

     The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."



                                                                            Number of           Shares Beneficially Owned
                                               Number of Shares          Shares Offered             After the Offering
                                              Beneficially Owned             by this                ------------------
Selling Stockholder                          Prior to the Offering         Prospectus           Number          Percentage
-------------------                          ---------------------         ----------           ------          ----------

Dolphin Direct Equity Partners, L.P. (1)           1,419,913              1,503,030(2)            -                 -


(1) Dolphin  Advisers,  LLC ("Dolphin  Advisors")  is the sole managing  general partner of Dolphin Direct Equity Partners, L.P. ("Dolphin Direct"). Dolphin Management Inc. ("Dolphin Management") is the sole managing member of Dolphin Advisors. Peter E. Salas is the sole shareholder and President of Dolphin Management. By reason of such relationships, Dolphin Advisors, Dolphin
Management, and Mr. Salas may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Dolphin Direct.
(2) The Note provides that accrued interest as well as principal can be converted into common stock. Included are 83,117 shares of common stock that may be issuable upon conversion of $160,000 of accrued interest.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from sales of shares of common stock by the selling stockholder. However, we would receive proceeds of approximately $845,713 if the Warrant issued to the selling stockholder is exercised for cash at an exercise price of $2.22 per share. The funds would be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock issuable upon conversion of the Note and the Warrant to permit the resale of the underlying shares of common stock by the holders from time to time after the date of this prospectus. The selling stockholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     * on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     *    in the over-the-counter market;

     *    otherwise   than   on   these   exchanges   or   systems   or  in  the
          over-the-counter market;

     * through the writing of options, whether such options are listed on an options exchange or otherwise;

     * consisting of ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * consisting of block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * through an exchange distribution in accordance with the rules of the applicable exchange;

     *    consisting of privately negotiated transactions;

     *    consisting of short sales;

     *    pursuant to Rule 144 under the Securities Act;

     * in which broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

     *    consisting of a combination of any such methods of sale; or

     *    by any other  method  permitted  pursuant  to  applicable  law.

     If the selling stockholders effect such transactions by selling the shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of any securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. Subject to any contrary terms of the Agreement, the selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

     The selling stockholders may pledge or grant a security interest in some or all of shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the "1933 Act"), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares of common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The selling stockholders may choose not to sell any or may choose to sell less than all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the 1934 Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the common stock pursuant to the Agreement; provided, however, that a selling stockholder will pay all underwriting discounts and commissions and selling commissions, if any. We will provide customary indemnification of the selling stockholders against liabilities, including some liabilities under the 1933 Act.

     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock offered by this prospectus have been passed upon by Andrea D. Kantor, General Counsel of the Company.

                                    EXPERTS

     The consolidated financial statements of GSE Systems Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at Station Place, 100 F Street NE, Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of this material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

     This prospectus is part of a registration statement (Registration No. 333-126108) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 17, 2005, our Annual Report on Form 10-K/A for the year ended December 31, 2004, filed on May 2, 2005, our Annual Report on Form 10-K/A for the year ended December 31, 2004, filed on August 15, 2005, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 16, 2005, our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005, filed on August 16, 2005, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 15, 2005, our Current Reports on Form 8-K, filed on March 18, 2005, May 11, 2005, May 27, 2005 and August 11, 2005, our Current Report on Form 8-K/A, filed on August 16, 2005, and the description of our common stock contained in our registration statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, filed by us with the SEC. In addition, until we sell all of the shares of common stock being registered or until this offering is otherwise terminated, we incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, which is deemed not to be incorporated by reference herein.

     You may write or telephone us to obtain at no cost a copy of any or all of the documents incorporated by reference. You should direct written requests to 9189 Red Branch Road, Columbia, Maryland 21045, Attn: Secretary. Our telephone number is (410) 772-3500. However, we will not send you exhibits to a document, unless the exhibits are specifically incorporated by reference in the document.

--------------------------------------------------------------------------------

                               GSE SYSTEMS, INC.


                                  COMMON STOCK

                                   PROSPECTUS


                                 AUGUST , 2005

--------------------------------------------------------------------------------


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with this offering. All of the amounts (except the SEC registration fee) are estimated.

        SEC registration fee                                    $  326
        Legal fees and expenses                                 12,000
        Accounting fees and expenses                             4,000
                                                               -------
                Total                                          $16,326
                                                               =======

Item 15.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, every person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit of proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or, while serving as a a director or officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL. The Restated Certificate provides that, subject to any requirements imposed by law or the Company's Bylaws, the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. The Company's Amended and Restated By-Laws (the "By-Laws") provide that, if and to the extent required by the DGCL, such an advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Restated Certificate also provides that a director shall, to the maximum extent permitted by Section 102(b)(7) of the DGCL (or any successor provision), have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 16.  Exhibits.

Number                      Description
------                      -----------

        5.1     Opinion of Andrea D. Kantor*

       23.1     Consent of KPMG LLP

       23.2     Consent of Andrea D. Kantor*

       24.1     Powers of Attorney*

*Previously filed

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3)of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan' annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, the State of Maryland, on the 23rd day of August, 2005.

                                          GSE SYSTEMS, INC.

                                          BY:  /s/ John V. Moran
                                             -----------------------------------
                                                 Name:  John V. Moran
                                                 Title:  Chief Executive Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-Effective Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the 23rd day of August, 2005.


                                                        *
                                        ------------------------------
                                        John V. Moran
                                        Chief Executive Officer and Director
                                        (Principal Executive Officer)


                                                        *
                                        ------------------------------
                                        Jeffery G. Hough
                                        Senior Vice President and Chief
                                        Financial Officer and Director
                                        (Principal Financial and Accounting
                                        Officer)


                                                        *
                                        ------------------------------
                                        Jerome I. Feldman
                                        Chairman of the Board


                                                        *
                                        ------------------------------
                                        Dr. Sheldon L. Glashow
                                        Director


                                                        *
                                        ------------------------------
                                        Scott N. Greenberg
                                        Director

                                                        *
                                        ------------------------------
                                        Dr. Roger Hagengruber
                                        Director


                                                        *
                                        ------------------------------
                                        Chin-our Jerry Jen
                                        Director


                                                        *
                                        ------------------------------
                                        Andrea Kantor
                                        Director


                                                        *
                                        ------------------------------
                                        Joseph W. Lewis
                                        Director


                                                        *
                                        ------------------------------
                                        George J. Pedersen
                                        Director


                                                        *
                                        ------------------------------
                                        Douglas Sharp
                                        Director


*       By: /s/ Jeffery G. Hough
           -------------------------------
        Jeffery G. Hough, Attorney-in-Fact
        Pursuant to Power of Attorney, dated June 16, 2005


                                 EXHIBIT INDEX


Number                          Description
------                          -----------

        5.1             Opinion of Andrea D. Kantor*

       23.1             Consent of KPMG LLP

       23.2             Consent of Andrea D. Kantor*

       24.1             Powers of Attorney*

* Previously filed